Exhibit 99.1

Investor Relations Contacts:	Media Contact:
Antonella Franzen	Stephen Wasdick
+1-609-720-4665	+1-609-806-2262
afranzen@tyco.com	swasdick@tyco.com

Leila Peters
+1-609-720-4545
lpeters@tyco.com

FOR IMMEDIATE RELEASE

TYCO COMPLETES SALE OF ITS SECURITY BUSINESS IN SOUTH KOREA

NEUHAUSEN, Switzerland, May 22, 2014 - Tyco (NYSE: TYC) today announced that Tyco Far East Holdings Ltd., a wholly-owned subsidiary, has completed the sale of Tyco Fire & Security Services Korea Co. Ltd. and its subsidiaries (ADT Caps Co., Ltd., Capstec Co., Ltd. and ADT Security Co., Ltd.) that form and operate the company’s South Korean security business (“ADT Korea”) to The Carlyle Group (NASDAQ: CG), in a cash transaction valued at $1.93 billion.
ADT Korea is a leading provider of advanced security solutions in South Korea, serving approximately 475,000 small-and-medium-sized businesses, commercial and residential customers through 7,500 employees and a nationwide network that includes 69 branches.

ABOUT TYCO
Tyco (NYSE: TYC) is the world’s largest pure-play fire protection and security company. Tyco provides more than three million customers around the globe with the latest fire protection and security products and services. A company with $10+ billion in annual revenue, Tyco has over 65,000 employees in more than 1,000 locations across 50 countries serving various end markets, including commercial, institutional, governmental, retail, industrial, energy, residential and small business. For more information, visit www.tyco.com.

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